Exhibit n.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 of our report dated September 23, 2014 on our audit of the Senior Securities Table of Newtek Business Services, Inc. and Subsidiaries for the years ended December 31, 2012, 2011, 2010, and 2009, which report appears in the Registration Statement on Form N-2/A of Newtek Business Services Corp. filed on November 3, 2014.

We also consent to the reference to us under the caption “Senior Securities” and “Selected Consolidated Financial and Other Data” in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2.

/s/ CohnReznick LLP

Jericho, New York

August 25, 2016